Exhibit 10.1
SUB-SUBLEASE AGREEMENT
     THIS SUB-SUBLEASE AGREEMENT (the “Sub-Sublease”) is made as of the 1st day of June, 2005 by and between M.D.C Holdings, Inc., a Delaware corporation (“Sub-Sublandlord”) and CVentures, Inc., a Colorado corporation (“Sub-Subtenant”)
RECITALS
     A. By Sublease dated February 15, 2005 (the “Master Sublease”) by and between Sub-Sublandlord and Invesco Funds Group, Inc., a Delaware corporation (“Sublandlord”), Sublandlord leased to Sub-Sublandlord approximately 144,263 of rentable square feet located on floors 1-6 of the building (the “Building”) located at 4350 South Monaco Street, Denver, Colorado;
     B. By Master Lease Agreement dated June 30, 2000 (the “Master Lease”), Sublandlord leased the Building from USAA Real Estate Company, as predecessor-in-interest to Challenger Financial Services Group, Inc., (“Master Landlord”).
     C. Sub-Subtenant desires to sublease from Sub-Sublandlord and Sub-Sublandlord desires to sublease to Sub-Subtenant a portion of the Building subject to the terms and conditions hereof.
     D. Pursuant to Section 8(k) of the Master Sublease, no consent of Sublandlord is required to this Sub-Sublease, however, Sub-Subtenant agrees to execute the acknowledgement with respect to the Master Sublease which is required by Sublandlord in the form attached hereto as Exhibit A.
AGREEMENTS:
     1. Demised Premises. Sub-Sublandlord subleases to Sub-Subtenant, and Sub-Subtenant subleases from Sub-Sublandlord for the Term commencing on the Commencement Date, approximately 7,537 square feet of rentable area on the fifth (5th) floor of the Building (such area being the “Premises”). Sub-Sublandlord and Sub-Subtenant agree that the rentable area of the Premises shall not be subject to revision if the actual square footage of the Premises differs from that set forth above. By occupying the Premises, Sub-Subtenant represents that it has thoroughly examined the Building and the Premises and accepts the same on the Commencement Date in its “as-is” condition as of the date of occupancy, subject to latent defects.
     2. Term. The term (the “Term”) of this Sub-Sublease shall commence on June 1, 2005 (the “Commencement Date”) and shall end on October 31, 2016 (the “Expiration Date”), or on such earlier date upon which said Term may be terminated pursuant to any other provisions of this Sub-Sublease or pursuant to law. This Sub-Sublease shall automatically terminate upon the termination of the Master Sublease if such termination occurs prior to the Expiration Date. Notwithstanding the foregoing, Sub-Sublandlord may terminate this Sub-Sublease by giving Sub-Subtenant at least 180 days notice of the date of termination. On the date of termination the rights of Sub-Sublandlord and Sub-Subtenant that have not accrued or that do not survive this Sub-Sublease by its terms or by law will end.
     3. Rent. Sub-Subtenant shall timely pay base rent (the “Base Rent”) to Sub-Sublandlord, in advance on the first day of each calendar month of the Term as follows:
June 1, 2005 through April 30, 2008 @ $17.00 per rentable square foot = $10,677.42 per month
May 1, 2008 through April 30, 2011 @ $17.50 per rentable square foot = $10,991.46 per month
May 1, 2011 through April 30, 2014 @ $18.00 per rentable square foot = $11.305.50 per month
May 1, 2014 through October 31, 2016 @ $18.50 per rentable square foot = $11,619.52 per month
The Base Rent, Additional Rent, and any other charges payable by Sub-Subtenant shall be paid to Sub-Sublandlord at its offices in the Building, or at such other place as Sub-Sublandlord may designate in writing, in lawful money of the United States of America without demand, deduction, setoff or abatement, except as expressly provided in this Sub-Sublease. Any Base Rent or Additional Rent not paid when due shall bear interest at a per annum rate (the “Default Rate”) equal to the lesser of (i) two percent (2%) above the announced Wall Street Journal “prime” rate as of the date of such default; or (ii) the maximum rate of interest which may be collected under Colorado usury law. In addition to all other rights and remedies available, if any monthly installment of Base Rent or Additional Rent is not paid when due, a service charge equal to ten percent (10%) of the past due amount shall become immediately due and payable. It is agreed that such service charge represents a fair and reasonable estimate of the additional administrative, processing and accounting costs that will be incurred by Sub-Sublandlord as a result of a late payment by Sub-Subtenant.
     4. Additional Rent. Beginning in calendar year 2007, Sub-Subtenant shall pay to Sub-Sublandlord, as additional rent (the “Additional Rent”), an amount equal to its proportionate share of the annual increase in Operating Expenses and Taxes, both as defined in Section 4(b) of the Master Sublease, in excess of the amounts of such Operating Expenses and Taxes for calendar year 2006. The proportionate share to be paid by Sub-Subtenant shall be a fraction, the numerator of which is the rentable area of the Premises (7,537 square feet) and the denominator of which is the Rentable Area of Floors 1 through 5 of the Building (119,136 square feet) and is equal to 6.32%. Additional Rent shall be prorated to reflect any partial year or month that the Premises are subject to this Sub-Sublease. Sub-Sublandlord shall give Sub-Subtenant copies of all relevant statements and bills received by Sub-Sublandlord pursuant to the applicable provisions of the Master Sublease, together with a statement of the amount of Additional Rent, if any, which Sub-Subtenant is required to pay. Sub-Subtenant shall pay all such Additional Rent within thirty (30) days of receipt of such statement. Sub-Subtenant shall also pay to Sub-Sublandlord, as Additional Rent, all charges for any additional services provided to Sub-Subtenant, including, without limitation, charges and fees for alterations, if any, and after hours heating and air conditioning services. Sub-Subtenant’s obligations to pay Additional Rent shall survive the termination or expiration of this Sublease.
     5. Sub-Sublandlord’s Work. Sub-Subtenant acknowledges and agrees that Sub-Sublandlord is delivering the Premises to Sub-Subtenant in its “AS-IS” condition as of the date of occupancy subject to latent defects, without representation or warranty whatsoever and without any obligation of Sub-Sublandlord to perform any additional alterations or improvements to the Premises.
     6. Use. Sub-Subtenant will use and occupy the Premises solely for general office purposes in accordance with the use permitted under the Master Sublease. Without the prior written consent of Sublandlord and Sub-Sublandlord, the Premises will not be used for any other purpose. Sub-Subtenant covenants that it will not use the Premises for any use prohibited under Section 8 of the Master Sublease.
     7. Alterations.
     a. Sub-Subtenant shall not make any alteration or physical addition, (the “Alterations”) in or to the Premises, without in each instance, obtaining the prior written consent of Sub-Sublandlord, Sublandlord and Master Landlord (if required pursuant to the Master Sublease or Master Lease). Any requests by Sub-Subtenant to make Alterations must be provided to Sub-Sublandlord in writing together with a detail of all Alterations to be made to the Premises. If any Alterations are made without consent, Sub-Sublandlord may remove the same, and may repair and restore the Premises and any damage arising from such removal and Sub-Subtenant shall be liable for any and all costs and expenses incurred by Sub-Sublandlord in the performance of this work.
     b. Following approval as described in Section 8(a) above, Sub-Subtenant may have any Alterations performed by contractors of its own choice, at its expense, provided that Sub-Subtenant has obtained written approval of the contractor by Sub-Sublandlord, Sublandlord and Master Landlord (if required pursuant to the Master Sublease or Master Lease). Sub-Sublandlord shall at all times have the right during normal business hours to inspect the work performed by Sub-Subtenant. Any work performed by Sub-Subtenant shall be done in each case in a good and workmanlike manner in full compliance with all applicable laws, regulations, permits and codes and otherwise in compliance with all terms and conditions of the Master Sublease and Master Lease and, in addition, all insurance coverage related to such Alterations shall name Sub-Sublandlord, Sublandlord and Master Landlord as an additional insureds and certificate holders.
     c. Sub-Subtenant shall, at the end of the Term hereof, upon request of Sub-Sublandlord, Sublandlord or Master Landlord, remove the Alterations, repair all damage resulting from such removal, and restore the Premises to the condition as of the date possession was delivered to Sub-Subtenant. If Sub-Subtenant fails or refuses to remove such Alterations, or fails to repair or restore the Premises, Master Landlord, Sublandlord, or Sub-Sublandlord may cause the same to be removed and repairs and restoration to be made, in which event Sub-Subtenant shall reimburse the party who caused said Alterations to be removed and repairs made, the cost of such removal, repairs and restoration, together with any and all damages which Master Landlord, Sublandlord or Sub-Sublandlord may sustain by reason of Sub-Subtenant’s failure or refusal to remove the Alterations.
     8. Terms of Master Sublease and Master Lease. All of the applicable terms, provisions, covenants and conditions of both the Master Sublease and Master Lease are incorporated herein and are superior to this Sub-Sublease, except as otherwise expressly provided, and except that Sub-Subtenant shall be obligated to pay only the Base Rent and Additional Rent provided for in this Sub-Sublease. In the event of any inconsistency between the terms of the Master Sublease, the Master Lease and this Sub-Sublease, the terms of the Master Sublease and the Master Lease shall control. As between the parties hereto, Sub-Subtenant hereby assumes all of the obligations of the Sub-Sublandlord, as subtenant, under the Master Sublease, but only to the extent they are applicable to the Premises. Sub-Sublandlord shall have all of the rights and remedies of Sublandlord under the Master Sublease as against Sub-Subtenant. Notwithstanding anything in this Sub-Sublease to the contrary, Sub-Subtenant agrees that Sub-Sublandlord shall not be obligated to furnish for Sub-Subtenant any services of any nature, including without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing or rubbish removal services; however, Sub-Sublandlord shall be obligated to take all action available to Sub-Sublandlord to obtain the performance of and furnishing of such services for the Premises by Sublandlord pursuant to the terms of the Master Sublease, provided, however, Sub-Sublandlord shall not be liable to Sub-Subtenant in damages or otherwise, if, after reasonable diligence on the part of Sub-Sublandlord, Sublandlord shall fail to perform such obligations. Sub-Subtenant acknowledges that it has received a copy of the Master Sublease and the Master Lease, that it has reviewed and is familiar with their contents and that they shall be held by Sub-Subtenant, its partners and employees in strict confidence.
     9. Sub-Subtenant’s Covenants. Sub-Subtenant covenants and agrees that Sub-Subtenant will not do or omit to do anything which would constitute a default under the Master Sublease or Master Lease.
     10. Indemnification. Sub-Subtenant shall defend, indemnify and hold Sub-Sublandlord harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorney’s fees) asserted against, imposed upon or incurred by Sub-Sublandlord by reason of (a) any violation caused, suffered or permitted by Sub-Subtenant, its agents, servants, employees or invitees of any of the terms, covenants or conditions of the Master Sublease, Master Lease or this Sub-Sublease; or (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Premises, except damage or injury which arises as a direct result of the gross negligence or willful misconduct of Sub-Sublandlord, or its agents, employees or invitees. Sub-Subtenant hereby assumes all risk of loss of or damage to property in, upon or about the Premises from theft or patent or latent defects in the Premises or otherwise (which shall include, without limitation, any injury or damage to persons or property resulting from flood, fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain, snow, leaks from any part of the Premises or from the pipes or appliances), and Sub-Subtenant hereby waives all claims in respect thereof against Sub-Sublandlord except claims based solely on the gross negligence or willful misconduct of Sub-Sublandlord or its agents, servants or employees, as applicable, and agrees to defend and save Sub-Sublandlord harmless from and against any claims by others.
     11. Assignment and Sublease. Sub-Subtenant agrees not to assign, mortgage, pledge or otherwise encumber this Sub-Sublease, nor to sublet the Premises or any part thereof, without in each instance obtaining the prior written consent of Sub-Sublandlord, Master Landlord or Sublandlord (if required under the terms of the Master Lease or Master Sublease), which consent of any of such consenting parties may be withheld in its sole discretion.
     12. Hazardous Substances. Sub-Subtenant shall not cause or permit any Hazardous Materials to be brought upon, kept, treated, disposed of, generated or used in or about the Premises by Sub-Subtenant or its agents, employees, contractors, invitees, subtenants or licensees or in violation of applicable laws, codes, or ordinances and hereby agrees to indemnify, defend and hold harmless Sub-Sublandlord from violation of this provision.
     13. Brokers. Sub-Sublandlord and Sub-Subtenant represent that neither has engaged a broker in connection with this Sub-Sublease, and that to the best of Sub-Sublandlord’s and Sub-Subtenant’s knowledge, no broker negotiated or participated in the negotiations of this Sub-Sublease or is entitled to any commission in connection herewith. Sub-Sublandlord and Sub-Subtenant each hereby indemnifies, and holds harmless the other from and against any and all actions, claims, demands, damages, liabilities, and expenses (including, without limitation, reasonable attorney’s fees) of any type or nature whatsoever arising by reason of the breach of the aforesaid representations and warranties.
     14. Entire Agreement. This Sub-Sublease contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Premises and Sub-Sublandlord’s obligations in connection therewith, and neither Sub-Sublandlord nor any agent or representative of Sub-Sublandlord has made or is making, and Sub-Subtenant in executing and delivering this Sub-Sublease is not relying upon any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sub-Sublease. All prior understandings and agreements, if any, are merged in this Sub-Sublease, which alone fully and completely expresses the agreement of the parties.
     15. No Waiver. The failure of Sub-Sublandlord to insist in any instance upon the strict keeping, observance, or performance of any covenant, agreement, term, provision or condition of this Sub-Sublease shall not be construed as a waiver or relinquishment for the future of such covenant, agreements, term, provision or condition, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sub-Sublease shall be deemed to have been made unless expressed in writing and signed by Sub-Sublandlord and Sub-subtenant. No surrender of possession of the Premises or of any part thereof shall release Sub-Subtenant from any of its obligations hereunder unless released by Sub-Sublandlord in writing. The receipt and retention by Sub-Sublandlord of Base Rent or Additional Rent from anyone other than Sub-Subtenant shall not be deemed as the acceptance of such other person as a tenant or as a release of Sub-Subtenant from the further keeping, observance, or performance by Sub-Subtenant of the covenants, agreements, terms, provisions and conditions of this Sub-Sublease. The receipt and retention by Sub-Sublandlord of Base Rent or Additional Rent with knowledge of the breach of any covenant, agreement, term, provision, or condition of this Sub-Sublease shall not be deemed a waiver of such breach.
     16. Insurance. The Sub-Subtenant shall carry insurance of such kinds and as are required to be carried by Sub-Sublandlord, as subtenant, under the terms and conditions of the Master Sublease, including, without limitation, Section 10 thereof. Sub-subtenant’s commercial general liability insurance shall be not less than $2,000,000/$2,000,000. All such policies shall name Sub-Sublandlord, Sublandlord and Master Landlord as additional insureds. Sub-Subtenant shall deliver certificates of insurance to Sub-Sublandlord prior to the Commencement Date and not later than thirty (30) days prior to the expiration of such policy. In the event Sub-Subtenant fails to furnish certificates of insurance, Sub-Sublandlord may obtain such insurance and the premiums on such insurance shall be deemed Additional Rent to be paid upon demand.
     17. Waiver of Subrogation. Sub-Sublandlord and Sub-Subtenant each releases and discharges the other from all claims and liability arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance on the Premises or in connection with property or activities conducted on the Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.
     18. Surrender of Premises. Upon the expiration or earlier termination of this Sub-Sublease, Sub-Subtenant shall peacefully surrender the Premises, broom clean, consistent with Sub-Subtenant’s duty to make repairs as required herein and in accordance with the Master Sublease; provided, however, that to the extent permitted under the Master Sublease, any trade fixtures, signs and other personal property of Sub-Subtenant not permanently affixed to the Premises shall remain the property of Sub-Subtenant and may be removed from the Premises by Sub-Subtenant; and provided further that Sub-Subtenant shall remove, at its sole cost and expense, any alterations or fixtures that Sublandlord or Sub-Sublandlord shall request Sub-Subtenant to remove in accordance with the Master Sublease. Sub-Subtenant shall, at its sole cost and expense, repair any damage caused to the Premises by reason of the removal of any such property. Sub-Subtenant’s obligations under this provision shall survive the expiration or earlier termination of this Sub-Sublease. All Sub-Subtenant property which is not removed upon vacation of the Premises shall conclusively be deemed to be abandoned by Sub-Subtenant and Sub-Sublandlord shall be entitled to dispose of such property at the sole cost of Sub-Subtenant without incurring any liability to Sub-Subtenant.
     19. Holding Over. Sub-Subtenant shall not remain in possession of the Premises after the expiration or earlier termination of the Sub-Sublease Term without the express written consent of Sub-Sublandlord. Should Sub-Subtenant hold over without the express written consent of Sublandlord and Sub-Sublandlord, such tenancy shall be at sufferance and not a renewal of the Term, and in such case, Base Rent due pursuant to this Sub-Sublease shall be payable at one hundred fifty percent (150%) the amount payable during the last month of the Term subject to every other term, covenant and provision of this Sub-Sublease and the Master Sublease. In the event Sub-Subtenant holds over, Sub-Subtenant shall be liable for all of Sub-Sublandlord’s direct damages, which shall include, without limitation, costs, fees, expenses, damages and attorneys’ fees incurred by Sub-Sublandlord as a result of Sub-Subtenant’s holding over, and damages and expenses incurred by Sub-Sublandlord for its inability to deliver possession of the Premises to Sublandlord.
     20. Default by Sub-Subtenant. The occurrence of any one or more of the following events (sometimes referred to as an “Event of Default”) shall constitute a default and breach of this Sub-Sublease by Sub-Subtenant:
     (a) If Sub-Subtenant fails to pay Base Rent or any other amount within five (5) days of when due and payable;
     (b) If Sub-Subtenant fails to perform any of Sub-Subtenant’s nonmonetary obligations under this Sub-Sublease for a period of twenty (20) days after written notice of such failure, or if such default is of a nature which cannot be cured within such twenty (20) day period, then Sub-Subtenant’s failure to commence to cure such default within such twenty (20) day period and diligently pursue the same to complete.
     (c) If (i) Sub-Subtenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition of bankruptcy or for reorganization or rearrangement is filed by or against Sub-Subtenant which is not discharged in 60 days; (iii) a trustee or receiver is appointed to take possession of substantially all of Sub-Subtenant’s assets located at the Premises or of Sub-Subtenant’s interest in this Sub-Sublease which is not discharged in 60 days; or (iv) substantially all of Sub-Subtenant’s assets located at the Premises or of Sub-Subtenant’s interest in this Sub-Sublease is subjected to attachment, execution or other judicial or non-judicial seizure.
     (d) If Sub-Subtenant fails to comply with any of the terms and provisions of the Master Sublease or Master Lease applicable to the Premises or causes or permits any default under the Master Sublease or Master Lease.
     Upon occurrence of an Event of Default by Sub-Subtenant, and at any time thereafter, upon notice or demand and without limiting Sub-Sublandlord in the exercise of any other right or remedy which Sub-Sublandlord may have, Sub-Sublandlord shall be entitled to exercise the following rights and remedies:
     (i) Sub-Sublandlord may terminate Sub-Subtenant’s right to possession of the Premises by any lawful means (in which case this Sub-Sublease shall not terminate unless Sub-Sublandlord gives written notice to Sub-Subtenant of its intention to terminate this Sub-Sublease), in which event Sub-Subtenant shall immediately surrender possession of the Premises to Sub-Sublandlord.
     (ii) At any time after an Event of Default, whether or not Sub-Sublandlord shall have terminated this Sub-Sublease, Sub-Sublandlord shall be entitled to recover from Sub-Subtenant, and Sub-Subtenant shall pay to Sub-Sublandlord, on demand, for damages for Sub-Subtenant’s default, an amount equal to the then present worth of: (A) the aggregate of the Base Rent and any other charges to be paid by Sub-Subtenant hereunder for the unexpired portion of the Term assuming this Sub-Sublease has not been terminated, less the fair market rental value of the Premises during such period; and (B) all other damages suffered by Sub-Sublandlord, which shall include, without limitation, all costs of renovating the Premises and reletting the same and reasonable attorneys’ fees.
     All rights, options and remedies of Sub-Sublandlord contained in this Sub-Sublease shall be construed and held to be cumulative, no one of them shall be exclusive of the other, and Sub-Sublandlord shall have the right to purse any one or all of such remedies or any other remedy or relief which may be provided by law or equity whether or not stated in this Sub-Sublease.
     21. Confidentiality. Sub-Subtenant and its shareholders, partners, members, officers, directors, employees, agents and representatives will not disclose the terms of this Sub-Sublease or the Master Sublease unless Sub-Subtenant obtains Sub-Sublandlord’s or the Sublandlord’s prior written consent thereto, as the case may be, which written consent may be withheld in the Sub-Sublandlord’s or Sublandlord’s sole discretion; provided, however, the provisions of this Section shall not apply to any disclosure required by legal authorities or any disclosure to Sub-Subtenant’s lenders, architects, accountants and attorneys.
     22. Substitution of Premises. Notwithstanding anything herein to the contrary, Sub-Sublandlord shall have the right at any time and from time to time to substitute other premises (“Substitute Premises”) located within the Building for the Premises subject to the same terms and conditions set forth herein; provided, however that the Substitute Premises shall contain at least as much square footage as originally subleased without any increase in the then rental rate. In connection therewith, Sub-Sublandlord agrees to pay all moving expenses of Sub-Subtenant. Sub-Subtenant shall be required to move into such Substitute Premises within 30 days of notice from Sub-Sublandlord of its exercise of this right.
     23. Successors and Assigns. Subject to the provisions of Section 12 above, the obligations of this Sub-Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.
     24. Notices. Any and all communications delivered hereunder shall be sent via first-class mail, confirmed facsimile, over-night delivery or by hand delivery: if to Sub-Sublandlord at 4350 South Monaco Street, Suite 500, Denver, Colorado 80237, Attn: Michael Touff, and if to Sub-Subtenant, at CVentures, 4350 South Monaco Street, Denver, Colorado 80237, Attn: Charles G. Hauber. All such communications shall be deemed to be given when hand delivered or sent via facsimile or on the next business day following deposit with an over-night delivery service.
     25. Directory. Sub-Sublandlord agrees to place the name of Sub-Subtenant in the building directory.
     26. Parking. Sub-Subtenant shall be entitled to use, free of charge, up to 23 unreserved parking spaces within the parking garage for the Term of this Sub-Sublease.
IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS SUB-SUBLEASE, on the date set forth below, effective as of the date set forth above.
SUB-SUBLANDLORD

M.D.C. HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Michael Touff
Name: Michael Touff
Title: Senior Vice President
Date: July 25, 2005

SUB-SUBTENANT

CVENTURES, INC., a Colorado corporation

By:	/s/ Charles G. Hauber
Name: Charles G. Hauber
Title: Vice President
Date: July 25, 2005

EXHIBIT A
FORM OF ACKNOWLEDGEMENT OF CVENTURES, INC.
     Invesco Group, Inc., as Sublandlord, and M.D.C. Holdings, Inc., as Subtenant, have entered into that certain Sublease Agreement (the “Sublease”) dated February 15, 2005, for the sublease of certain premises (the “Premises”) located at 4350 South Monaco Street, Denver, Colorado 80237-3400.
     Pursuant to Section 9(j) of the Sublease, CVentures, Inc., may occupy approximately 5,000 square feet of the Premises so long a certain conditions set forth in Section 9(j) are satisfied.
     By executing this Amendment, the undersigned (a) agrees to comply with all of the terms and conditions of the Sublease in connection with its occupancy of the Subleased Premises pursuant to Section 9(j) of the Sublease, (b) agrees that Sublandlord may enforce such terms and conditions directly against the undersigned, (c) agrees that Sublandlord shall have no obligation to give notice of any default under the Sublease except to Subtenant (and then only to the extent required under the Sublease) and shall have no obligation to deal with any party other than Subtenant with respect to the Sublease or any space occupied by the undersigned, (d) agrees that nothing herein or otherwise shall create privity of estate between Sublandlord and the undersigned and the undersigned irrevocably waives any claims based on, or alleged to have arisen from, such an estate, (e) hereby releases, waives, acquits and forever discharges Sublandlord, its Affiliates, and their respective agents, employees, officers, directors, partners and affiliates from any and all claims, liabilities and obligations arising out of or in any way related to such occupancy, (f) shall indemnify, defend and hold harmless Sublandlord from and against any and all losses arising out of any injury to person or damage to property on or about the space occupied by the undersigned caused by any act or omission of the undersigned, its agents, employees, contractors or invitees, and (g) agrees that the undersigned’s occupancy of any space to be occupied by the undersigned is subject and subordinate to the Sublease.
     Executed as of June 25, 2005.

CVENTURES, INC.,
A Colorado corporation

By:	/s/ Charles G. Hauber

Name: Charles G. Hauber
Title: Vice President